Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-139996, 333-112010, 333-105781, 333-105516, 333-38932, 333-77823, 333-47003, 333-38940, 333-30647, 333-174922 and 333-188974, Form S-3 Nos. 333-158502, 333-142083, 333-133252, 333-46067 and 333-180608) of MasTec, Inc. of our reports dated July 31, 2015 relating to the consolidated financial statements and the effectiveness of MasTec, Inc.’s internal control over financial reporting which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014.

/s/ BDO USA, LLP

Miami, Florida
July 31, 2015